Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

OF

INTERNATIONAL SECURITIES EXCHANGE, INC.

ETC ACQUISITION CORP.

AND

EXCHANGE TECHNOLOGY CORP.

*    *    *    *    *

AGREEMENT AND PLAN OF MERGER, dated this 10th day of April, 2002 (this “Agreement”), by and among International Securities Exchange, Inc., a Delaware corporation (“Parent”), ETC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Exchange Technology Corp., a Nevada corporation (“ETC”). Sub and ETC are sometimes hereinafter referred to together as the “Constituent Corporations”.

W I T N E S S E T H :

WHEREAS, Parent is a wholly owned subsidiary of International Securities Exchange LLC, a New York limited liability company and a registered securities exchange (“ISE”);

WHEREAS, it is proposed that ISE be converted from a New York limited liability company into a Delaware corporation by means of the merger of ISE into Parent (the “Demutualization”);

WHEREAS, it is proposed that, immediately after consummation of the Demutualization and the transactions contemplated by this Agreement, Parent sell an aggregate of 700,000 shares of Class A Common Stock to certain of its stockholders for an aggregate cash consideration of $25,000,000 (the “Private Placement”);

WHEREAS, the Constituent Corporations propose that, immediately after the Demutualization and immediately prior to the Private Placement, ETC merge with and into Sub (the “Merger”) in consideration for which the outstanding shares of capital stock of ETC will be converted into shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of Parent (the “Merger Consideration”);

WHEREAS, the Board of Directors of each of Parent, Sub and ETC desire that such corporations merge pursuant to Section 92A.190 of the Nevada Revised Statutes (the “NRS”), in the case of ETC, and Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), in the case of Sub, and the Board of Directors of each Constituent Corporation has approved this Agreement; and

WHEREAS, the Board of Directors of each of the Constituent Corporations has directed that this Agreement and the Merger be submitted to their stockholders for consideration and approval;

NOW, THEREFORE, the Constituent Corporations, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

ARTICLE I

DEFINITIONS

In addition to the words defined elsewhere in this Agreement, the following words have the following respective meanings, and such definitions shall be equally applicable to both the singular and plural forms of any of the words herein defined:

“Consent” means any consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any court, Governmental Authority or Person.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Governmental Approval” means any Consent of, with or to any Governmental Authority, including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied on.

“Governmental Authority” means any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign, any tribunal or arbitrators of competent jurisdiction and any self-regulatory organization.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, of any other country or of any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lien” means any judgment, claim, lien, security interest, pledge, escrow, charge or other encumbrance of any kind or character whatsoever.

Person” means an individual, corporation, joint venture, partnership, limited liability company, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof.

“SEC” means the United States Securities and Exchange Commission, or any successor governmental agency or authority.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE II

MERGER

Section 2.1 Effect of the Merger. Subject to the terms of this Agreement, and as more fully set forth and supplemented by other provisions herein, upon the Effective Time (as defined below) and pursuant to the Merger:

(a) ETC will merge with and into Sub in accordance with the DGCL and the NRS. At the Effective Time, the separate existence of ETC shall cease and Sub shall continue as the surviving corporation (the “Surviving Corporation”).

(b) All outstanding shares of common stock of ETC shall be converted into shares of Class A Common Stock as provided in Section 3.1 of this Agreement, and all outstanding shares of common stock of Sub shall be converted into shares of common stock of the Surviving Corporation as provided in Section 3.2 of this Agreement.

(c) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of the Constituent Corporations, and all property, real, personal and mixed, all debts due on whatever account, including subscriptions to shares or membership interests and all other choses in action, and all and every other interest of, or belonging to, each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

(d) The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

(e) The respective assets of ETC and Sub shall be taken up or be continued on the books of the Surviving Corporation in the amounts prescribed by United States generally accepted accounting principles.

(f) All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of ETC and Sub or any of their respective stockholders, Board of Directors and committees thereof, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to ETC and Sub.

Section 2.2 Charter and Bylaws. (a) The Certificate of Incorporation of Sub shall be and constitute the certificate of incorporation of the Surviving Corporation until the same shall be altered, amended or changed in accordance with its respective terms and applicable law.

(b) The Bylaws of Sub shall be and constitute the Bylaws of the Surviving Corporation until the same shall be altered, amended or changed in accordance with its respective terms and applicable law.

Section 2.3 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation on and after the Effective Time, until new directors and officers have been duly elected and qualified pursuant to the Surviving Corporation’s Certificate of Incorporation and Bylaws, or until their earlier resignation, removal or death.

Section 2.4 Employees and Agents. The employees and agents of Sub shall become the employees and agents of the Surviving Corporation and shall continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Sub.

Section 2.5 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant hereto, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 60 Broad Street, New York, New York at 10:00 a.m., local time, on such date as is mutually agreeable to each party hereto, unless another, time or place is agreed to in writing by the parties hereto (the “Closing Date”).

Section 2.6 Effective Time. At the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in Section 251 of the DGCL, and articles of merger (the “Articles of Merger”) shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided in Section 92A.200 of the NRS, as soon as practicable on the Closing Date. The Merger shall become effective at 11:59 p.m., Wilmington, Delaware time, on the day when the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 2.7 Exchange Procedures. Promptly following the Closing Date, Parent shall make available to each of the shareholders of ETC a certificate or certificates representing the number of duly authorized whole shares of Class A Common Stock issuable to such Person in connection with the Merger or, if determined by the Board of Directors of Parent, shall record such number of uncertificated shares of Class A Common Stock in the names of such stockholders on the books of Parent and deliver any documentation required by the DGCL to such stockholder, plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with Section 3.4, to be held for the benefit of and distributed to such holders in accordance with this Section.

ARTICLE III

CONVERSION OF SHARES

Upon the Effective Time, and without any further action by ETC, Parent or Sub or the holder thereof:

Section 3.1 Conversion of Capital Stock of ETC. (a) Each issued and outstanding share of the common stock, par value $.01 per share, of ETC (regardless of class) (“ETC Common Stock”), other than Dissenting Shares (as defined in Section 3.6), shall be converted into and become 0.2075 fully paid and nonassessable shares of the Class A Common Stock (the “Conversion Number”).

(b) All shares of ETC Common Stock that are owned by ETC as treasury stock shall be cancelled and retired and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

Section 3.2 Capital Stock of Sub. Each share of common stock, par value $0.01 per share, of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted

Section 3.3 Stock Option Plan. Subject to the terms and conditions of ETC’s Stock Option Plan (the “ETC Stock Option Plan”) and the stock option agreements executed pursuant thereto, the ETC Stock Option Plan and each option to purchase ETC Common Stock granted thereunder that is outstanding at the Effective Time shall be assumed by Parent and continued in accordance with their respective terms, and each such option shall become a right to purchase such number of shares of Class A Common Stock at such exercise price as is provided for in Section 6.2.

Section 3.4 No Fractional Shares. No certificate representing fractional shares of Class A Common Stock will be issued in the Merger upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Sub. In lieu of any such fractional shares, each holder of ETC Common Stock who would otherwise have been entitled to a fraction of a share of Class A Common Stock in exchange for such holder’s shares of ETC Common Stock shall receive from Parent a cash payment in lieu of such fractional share determined by multiplying (A) $35.7143 per full share by (B) the fractional share interest to which such holder would otherwise be entitled, any fractional cent thereby resulting to be rounded up to the next whole cent.

Section 3.5 Further Assurances. Each party hereto will, either prior to or after the Closing Date, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger and to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of any of the Constituent Corporations or to effect the other purposes of this Agreement.

Section 3.6 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of ETC Common Stock, the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the NRS, and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the

NRS; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the NRS, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 3.1.

(b) ETC shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the NRS relating to the appraisal process received by ETC and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NRS. ETC will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

A. ETC Representations and Warranties. ETC hereby represents and warrants to Parent and Sub as follows:

Section 4.A.1. Organization and Qualification. ETC is duly organized, and is validly existing and in good standing under the laws of Nevada. ETC is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in those jurisdictions in which it carries on or transacts business. ETC has all requisite corporate power and authority to carry on its business as now conducted.

Section 4.A.2. Corporate Power; Authorization; Enforceable Obligations. (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated by it (i) are within the corporate powers and authority of ETC and (ii) have been duly authorized by all requisite corporate proceedings on the part of ETC, other than approval by ETC’s shareholders. This Agreement is a valid and legally binding agreement of ETC, enforceable against ETC in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and, as to enforceability, general equitable principles, and subject to approval by ETC’s shareholders.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by ETC of this Agreement or the transactions relating thereto.

Section 4.A.3. Capitalization. The authorized capital stock of ETC consists solely of 850,000 shares of ETC Common Stock, of which 25,000 shares are shares of Class A Voting Common Stock, 50,000 shares are shares of Class B Voting Common Stock and 775,000 shares are shares of Class C Voting Common Stock. As of the date of this Agreement, (i) there are issued and outstanding 750,000 shares of ETC Common Stock, of which 25,000 shares are shares of Class A Voting Common Stock, 50,000 shares are shares of Class B Voting Common

Stock and 675,000 shares are shares of Class C Voting Common Stock, (ii) there are no other outstanding shares of other capital stock or voting securities of ETC, and (iii) except for employee stock options to acquire 45,000 shares of ETC Common Stock outstanding under the ETC Stock Option Plan, there are no outstanding securities, rights, subscriptions, warrants, options, “phantom” stock rights or other Contractual Obligations of ETC that give the right to purchase or otherwise receive or be issued, or to receive payments based upon the price of, any shares of ETC Common Stock or any other capital stock or voting securities of ETC, or any security of any kind convertible into or exchangeable or exercisable for any shares of ETC Common Stock or other capital stock or voting securities of ETC or for any such securities, rights, subscriptions, warrants, options, “phantom” stock rights or other Contractual Obligations (“Options”), and (iv) there are no outstanding securities, rights, subscriptions, puts, calls, options or other Contractual Obligations obligating ETC to grant, extend or enter into any Option, or obligating ETC to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any Option. All of the issued and outstanding shares of ETC Common Stock are duly authorized, validly issued, fully paid and nonassessable and, at the Effective Time, will be free and clear of all Liens, and are not subject to preemptive rights, stock repurchase rights or rights of first refusal created by statute, the articles of incorporation or bylaws of ETC or any agreement to which ETC is a party or by which any of its assets or properties is bound.

Section 4.A.4. Compliance With Law; No Conflicts. ETC is not in violation or default in any material respect of any provision of its articles of incorporation or bylaws or any provision of any Contractual Obligation and is in compliance in all material respects with all Laws applicable to it and its properties and assets and has not received any notification that it is in violation of any Law. The execution, delivery and performance of this Agreement will not (i) violate any Law or any Contractual Obligation of ETC, (ii) conflict with or result in a violation or breach of any terms, conditions or provisions of the articles of incorporation or the bylaws of ETC or (iii) result in the creation or imposition of any Lien upon ETC or any of its properties or assets.

Section 4.A.5. Financial Statements; Absence of Certain Changes or Events. Prior to the execution of this Agreement, ETC has delivered to Parent true and complete copies of the unaudited balance sheet of ETC as at December 31, 2001, and the related unaudited statements of operations and cash flows for the fiscal period then ended (the “ETC Financial Statements”). Since the date of the ETC Financial Statements there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on ETC, and between such date and the date hereof ETC has not conducted any active business.

Except as set forth in the notes thereto, all of the ETC Financial Statements (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except that they do not have all required notes thereto), (ii) fairly present, in all material respects, the financial condition and results of operations of ETC, as at the date thereof and for the respective periods covered thereby (subject to normal year-end adjustments), and (iii) were compiled from the books and records of ETC regularly maintained by management and used to prepare the financial statements of ETC. ETC maintains and until the Effective Time will continue to maintain adequate books and records and an adequate system of internal controls established and administered in accordance with GAAP.

Section 4.A.6. Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet or notes included in the ETC Financial Statements, ETC did not have as at the date of such balance sheet, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected or reserved against in a balance sheet of ETC (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to ETC. At the time of the Closing, ETC will have no employees or agents and no unsatisfied liabilities or obligations of any kind, including without limitation for employee compensation, to trade creditors or for legal fees, except (i) under and as a party to this Agreement, (ii) under the ETC Stock Option Plan and (iii) with respect to any exercise of dissenters’ rights as referred to in Section 3.6.

Section 4.A.7. ETC Contract. All rights granted to ETC pursuant to the agreement, dated May 31, 1999, by and among ETC, Parent and Adirondack Trading Partners LLC, are currently held by ETC, and such contract rights are free and clear of all Liens.

Section 4.A.8. Accredited Investors. All holders of ETC Common Stock at the time of the Closing will be accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

B. Parent and Sub Representations and Warranties. Parent and Sub hereby represent and warrant to ETC as follows:

Section 4.B.1. Organization and Qualification. Each of Parent and Sub is duly organized, and is validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in those jurisdictions in which it carries on or transacts business. Each of Parent and Sub has all requisite corporate power and authority to carry on its business as now conducted.

Section 4.B.2. Corporate Power; Authorization; Enforceable Obligations. (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated by it (i) are within the corporate powers and authority of each of Parent and Sub and (ii) have been duly authorized by all requisite corporate proceedings on the part of each of Parent and Sub. This Agreement is a valid and legally binding agreement of each of Parent and Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and, as to enforceability, general equitable principles.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by each of Parent and Sub of this Agreement or the transactions relating thereto, except approval by the SEC of the effects of the Demutualization on the rules and stated policies of ISE, as required by the Exchange Act (“SEC Approval”).

Section 4.B.3. Registered Securities Exchange Status of Parent. Upon consummation of the Demutualization, Parent will be registered as a national securities exchange pursuant to the Exchange Act and will be engaged in the business of an exchange for the listing and trading of options on equity securities.

Section 4.B.4. Capitalization of Parent. The authorized capital stock of Parent consists solely of 5,000,000 shares of Class A Common Stock, 6,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) (of which 10 shares are designated as Class B Common Stock, Series B-1, 100 shares are designated as Class B Common Stock, Series B-2, and 5,000 shares are designated as Class B Common Stock, Series B-3), and 100,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). Immediately after consummation of the Demutualization, the Private Placement and the Merger, (i) there will be issued and outstanding 3,561,662 shares of Class A Common Stock, 204 shares (approximately) of Class B Common Stock (of which 10 shares shall be designated as Class B Common Stock, Series B-1, 100 shares shall be designated as Class B Common Stock, Series B-2, and 94 shares (approximately) shall be designated as Class B Common Stock, Series B-3), and no shares of Preferred Stock, the shares of Class A Common Stock into which shares of ETC Common Stock will be converted as a consequence of the Merger, assuming there are no Dissenting Shares, will constitute 4.13% of the outstanding shares of Class A Common Stock assuming the grant and exercise of all contemplated Parent and ETC employee stock options, (iii) there will be no other outstanding shares of other capital stock or voting securities of Parent, (iv) except for employee stock options to acquire up to 438,338 shares of Class A Common Stock (some or all of which options may have been granted at that time), there will be no outstanding securities, rights, subscriptions, warrants, options, “phantom” stock rights or other Contractual Obligations of Parent or Sub that give the right to purchase or otherwise receive or be issued, or to receive payments based upon the price of, any shares of Class A Common Stock, Class B Common Stock, Preferred Stock or any other capital stock or voting securities of Parent, or any security of any kind convertible into or exchangeable or exercisable for any shares of Class A Common Stock, Class B Common Stock, Preferred Stock or other capital stock or voting securities of Parent or for any such securities, rights, subscriptions, warrants, options, “phantom” stock rights or other Contractual Obligations (“Parent Options”), and (v) there will be no outstanding securities, rights, subscriptions, puts, calls, options or other Contractual Obligations of Parent or Sub obligating Parent to grant, extend or enter into any Parent Option, or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any Parent Option, except as provided in Section 3.3. All of the shares of Class A Common Stock into which shares of ETC Common Stock are converted as a consequence of the Merger will be duly authorized, validly issued, fully paid and nonassessable and, at the Effective Time, will be free and clear of all Liens, and will not be subject to preemptive rights, stock repurchase rights or rights of first refusal created by statute, the Certificate of Incorporation or Constitution (also serving as the bylaws) of Parent or any agreement to which Parent is a party or by which any of its assets or properties is bound.

Section 4.B.5. Compliance with Law; No Conflicts. None of ISE, Parent or Sub is in violation or default of any provision of its governing instruments or any provisions of any Contractual Obligations and each of them is in compliance in all material respects with all Laws applicable to it and its properties and assets and has not received any notification that it is in violation of any Law. The execution, delivery and performance of this Agreement will not (i) violate any Law or any Contractual Obligation of Parent or Sub, (ii) conflict with or result in a violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or Sub or (iii) result in the creation or imposition of any Lien upon Parent or Sub or any of its properties or assets.

Section 4.B.6. Financial Statements; Absence of Certain Changes or Events. Prior to the execution of this Agreement, Parent has delivered to ETC true and complete copies of the audited consolidated balance sheet of ISE as at December 31, 2001 and the related statements of operations and cash flows for the year then ended (the “ISE Financial Statements”). Since the date of the ISE Financial Statements there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on ISE, and between such date and the date hereof ISE has conducted its business only in the ordinary course consistent with past practice.

Except as set forth in the notes thereto, all of the ISE Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present, in all material respects, the financial condition and results of operations of ISE, as at the date thereof and for the respective periods covered thereby, and (iii) were compiled from the books and records of ISE regularly maintained by management and used to prepare the financial statements of ISE. ISE maintains and until the consummation of the Demutualization will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

Section 4.B.7. Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheets or notes included in the ISE Financial Statements, ISE did not have as at December 31, 2001, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected or reserved against in a balance sheet of ISE (including the notes thereto), except liabilities and obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to ISE.

Section 4.B.8. Business of Parent. At the Effective Time, Parent will have acquired and will conduct the business conducted by ISE prior to the Demutualization, and no other business.

ARTICLE V

COVENANTS

Section 5.1 Further Actions. Each of the Parent, Sub and ETC agrees to use its commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and to make effective the transactions contemplated by this Agreement, including, but not limited to:

(a) making, or causing to be made, all such filings and submissions under any applicable law and giving such reasonable undertakings as may be necessary to consummate this Agreement and the transactions contemplated hereby;

(b) using reasonable efforts to obtain, or to cause to be obtained, all Governmental Approvals and other Consents necessary to be obtained in order to consummate this Agreement and the transactions contemplated hereby, including in the case of Parent and Sub, the SEC Approval; and

(c) using its reasonable efforts to take, or to cause to be taken, all other actions, necessary, proper or advisable in order to fulfill its obligations in respect of this Agreement and the transactions contemplated hereby, including the obtaining of all necessary stockholder approvals, and in order to satisfy the conditions, to be satisfied by it, to the other parties’ obligations to consummate the transactions contemplated by this Agreement.

Each of the parties hereto will coordinate and cooperate with the other party in exchanging such information and supplying such reasonable assistance as may be requested by the other party in connection with the filings and other actions contemplated by this Section 5.1.

Section 5.2 Tax and Insurance Rebate. Following the Closing, to the extent that ETC receives a tax rebate and/or receives an insurance rebate from any of Kemper, Twin City Fire or Crum & Foster Specialty, in connection with the cancellation of any insurance policy purchased prior to the Closing Date for the benefit of ETC, Parent shall promptly deliver the amount of such rebate to Adirondack Trading Partners, LLC, for distribution among the persons that were stockholders of ETC immediately prior to the consummation of the transactions contemplated hereby.

Section 5.3 Stockholder Dividend. ETC may declare and pay a cash dividend to its stockholders immediately prior to the Effective Time in an aggregate amount equal to all cash on hand or in bank accounts of ETC after payment of expenses related to the Merger and the repurchase of 491 shares of ETC Common stock at $7.41 per share.

ARTICLE VI

CONDITIONS TO MERGER; ADDITIONAL AGREEMENTS

Section 6.1 Conditions to Effectiveness. The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Effective Time of following conditions:

(a) No Injunctions or Restraints. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding shall be pending or threatened by any Governmental Authority on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any material damages or obtain other material relief as a result of such transactions. There shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable law shall be pending.

(b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all Consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Constituent Corporations, and which, either individually or in the aggregate, if not obtained would have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or Parent or would prevent consummation of such transactions, will have been made or obtained (as the case may be).

(c) Requisite Approvals. This Agreement and the Merger shall have been approved by the stockholders of each Constituent Corporation, as required by applicable law.

(d) Representations and Warranties. The representations and warranties made by the other parties hereto in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, or in the case of representations and warranties (except as to capitalization) made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by Section 5.3 and the transactions contemplated by this Agreement, and ETC shall have delivered to Parent, and Parent and Sub together shall have delivered to ETC, a certificate, dated the Closing Date and executed in the name and on behalf of the relevant party by its President or any Vice President, to such effect.

(e) Demutualization Consummated. The Demutualization shall have been consummated.

(f) Dissenting Shares. The number of Dissenting Shares shall not exceed 19,090.

Section 6.2 Stock Plan. (a) At the Effective Time, each outstanding option to purchase shares of ETC Common Stock (an “ETC Stock Option”) under the ETC Stock Option Plan, shall be deemed to constitute a vested option to acquire, on the same terms and conditions as were applicable under such ETC Stock Option, a number of shares of Class A Common Stock equal to the product (rounded up to the nearest whole share) of multiplying (i) the number of shares of ETC Common Stock which could be acquired by exercising such ETC Stock Option immediately prior to the Closing Date by (ii) the Conversion Number; and the option exercise price per share of Class A Common Stock at which such ETC Stock Option is exercisable shall be the amount (rounded to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of ETC Common Stock immediately prior to the Closing Date by (iv) the Conversion Number.

(b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the ETC Stock Option Plan appropriate notices setting forth such participants’ rights pursuant thereto and the grants pursuant to the ETC Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger). Parent shall comply with the terms of the ETC Stock Option Plan and ensure, to the extent required by, and subject to the provisions of, the ETC Stock Option Plan, that the ETC Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class A Common Stock for delivery under the ETC Stock Option Plan as adjusted in accordance with this Section.

ARTICLE VII

AMENDMENTS, TERMINATION AND WAIVERS

Section 7.1 Amendment of Agreement. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Closing Date, whether prior to or after the required stockholder approvals shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

Section 7.2 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date by written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors, notwithstanding prior stockholder approval. This Agreement may be terminated by any party hereto, by giving notice thereof to the other parties hereto, at any time after June 30, 2002 if the Effective Time has not occurred prior thereto and if the party giving notice has satisfied all of the conditions, to be satisfied by it, to the other parties’ obligations to consummate the transactions contemplated by this Agreement. No Person shall have any rights or claims against either Constituent Corporation or its Board of Directors based on the termination of this Agreement in accordance with this Section 7.2.

Section 7.3 Waiver. At any time prior to the Closing Date any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (ii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein or in any other document delivered pursuant hereto. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such non-compliance. No waiver by any party of any terms or conditions of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE VIII

ADDITIONAL PROVISIONS

Section 8.1 Severability. To the extent possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal and enforceable. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect or in any instance shall be effective only to the extent of such invalidity, illegality or unenforceablity and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

Section 8.2 Headings. Article and Section headings contained in this Agreement are inserted for convenience and reference only, and shall not be considered in construing or interpreting any of the provisions hereof.

Section 8.3 Entire Agreement. This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire Agreement of the parties relating to the subject matter hereof.

Section 8.4 Expenses. Each party hereto shall pay its own expenses relating to the Merger and Parent shall pay all common expenses of carrying the Merger into effect and accomplishing the Merger provided for herein.

Section 8.5 Notices. All notices to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, five (5) business days after mailing by first class mail to a party or if telecopied or delivered by hand or reputable overnight courier, when confirmation is received by a party, at the following addresses or facsimile numbers:

If to Parent or Sub, to:

International Securities Exchange, Inc.

60 Broad Street

New York, New York

Facsimile No.: 212 425-4926

Attn: Michael Simon, Esq.

If to ETC. to:

Exchange Technology Corp.

120 West 45th Street

New York, NY 10036

Facsimile No.: 646 822-0531

Attn: Jeffrey Seltzer or

Bruce Ungar

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 8.5.

Section 8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the Parent, Sub and ETC, pursuant to authority duly given by resolutions adopted by its Board of Directors, has caused this Agreement to be executed in its name by its duly authorized representative as of the day and year aforesaid.

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/s/ DAVID KRELL
Name:	David Krell
Title:	President

ETC ACQUISITION CORP.

By:	/s/ MICHAEL SIMON
Name:	Michael Simon
Title:	Secretary

EXCHANGE TECHNOLOGY CORP.

By:	/s/ MARTY AVERBUCH
Name:	Marty Averbuch
Title:	President